Exhibit 99.1

Transcript of shareholder conference call on January 13, 2016

Operator: Good day, ladies and gentlemen, and welcome to the PositiveID Shareholder Update Conference Call. As a reminder, this conference may be recorded.

I would now like to introduce your host for today's conference, Ms. Allison Tomek, Senior Vice President of Corporate Development. Ms. Tomek, you may begin.

Allison Tomek: Thank you, Andrea, and good morning, everyone. Welcome to PositiveID Corporation Shareholder Update. Before we begin today's webcast, I must remind you that some of the information we will discuss on this webcast is forward-looking, including, but not limited to, statements about the Company's future expectations, including future revenues and earnings. These forward-looking statements may be affected by the risks and uncertainties in our business.

Everything we say here today is qualified in its entirety by cautionary statements and risk factors set forth in our press releases and SEC filings, particularly those set forth in the Company's 10-K filed on March 30, 2015, as amended December 31, 2015, and 10-Qs filed on November 12, 2015, August 13, 2015, and May 15, 2015, under the caption “Risk Factors.” These documents are publicly available.

These factors and others have affected historical results, may affect future results, and may cause future results to differ materially from those expressed in any forward-looking statement we may make. Our statements are as of today, January 13, 2016, and we have no obligation to update any forward-looking statement we may make. Following our prepared remarks, participants on today's webcast will have the ability to submit questions through their webcast interface.

Joining me on today's call are Bill Caragol, PositiveID's Chairman and CEO, and Lyle Probst, PositiveID's President. I will now turn the call over to Bill.

William Caragol: Thank you very much, Allison, and welcome to everybody. Happy New Year. We are very pleased to have you here to talk about PositiveID. Allison, as we get started, we can move up to slide three, please.

I want to let everybody know that 2015 was an outstanding year for PositiveID. We made great strides on many fronts. For those of you who have been with us over the course of the past two years or so, you know our background story, which is that our base-technology, our intellectual property, know-how and patents were developed under a long developing contract of a product with Department of Homeland Security in the field of bio-defense.

About two years ago, we completed the strategic design and launch of a program to develop a handheld device to do molecular diagnostics in the palm of your hand, at the point of need, and we have been working diligently through design and development of that program, and very heavily over 2015. We're very happy today to give you an update on the tremendous progress that we've made.

Our Company has, as a platform, extremely strong intellectual property and patent protection with 18 patents and pending. We have a very experienced management team and we have world-class customers and partners, all of which we will discuss and brief you on this morning.

With that as a backdrop, we made two very important, exciting and strategic transactions in December in acquiring E-N-G Mobile Systems and Thermomedics. These are great synergistic fits, companies that we did a lot of examination and diligence on as well as significant discussion and planning in the process with the management teams in place at both of those companies, because what we were looking for and what we found were synergistic fits that complement our current operations, but bring strength in management and new distribution channels, especially in commercial medical, customer opportunities with a lot of overlap, and opportunities for further synergy, as well as FDA and regulatory experience with clinical medical devices.

Over the course of these past two years, we've continued to make progress on our underlying financial goals, which line up with our strategic goals. We did post and recognize revenue of $945,000 in 2014. In the most recently reported period, which would be the nine-months ending 2015, we recorded $2.7 million of revenue, almost triple, and we're going to be happy to talk to you about what the strategic actions that we've taken lead us to as we move from 2014 and 2015 into this year, 2016 and beyond.

With all of our accomplishments in 2015, we believe that 2016 will be a bigger and better year for us, and we're very pleased again to be here this morning to talk to you about our plans and where we are in those plans.

Allison, if you could flip ahead, please, to slide number four; just going to pause here for a moment because as we talk about what we do, I think it's important to maybe have a few pictures to go behind our story. The first product, which is in the lower right-hand corner, is the product that I talked about that we developed for the Department of Homeland Security under a $30 million development contract, and it's the knowledge, know-how, and the intellectual property that we developed during that process that led us to the design and now development of the Firefly Dx product, which is pictured top center in this photo of collection.

In the top right corner is a Caregiver FDA-cleared, non-contact, infrared thermometer. Caregiver is the product that we acquired in our acquisition of Thermomedics in December and it's a very exciting product that I look forward to speaking with you more about. The last two pictures, which are the lower center, which is a mobile lab developed for the Department of Homeland Security, as well as the far left picture, which is a photograph of the inside of one of the mobile labs developed by E-N-G Mobile Systems, gives us an exciting platform to expand our work within both government as well as commercial customers, and Lyle is going to be giving you a little bit more background on that as we move forward.

Allison, if you could please flip up to page five. I think, before we dive into products and the tactics behind what we're doing, I think it's important at the strategic level to talk about the markets that we are approaching. At the first cut, when you look at our history, our legacy, and everything we've been working on for the past couple of years, the chemistry that we use in our devices is PCR technology.

And when you look at the global PCR market, which includes clinical as well as biodetection, you can slice and dice it in a number of different ways, which we've done on the slide before you. But what's important to note is that the global PCR market is at or approaching $20 billion a year, that is all lab-based. In addition, you could look at verticals like the food safety vertical, hospital-acquired diseases, all multi, multi-billion markets.

An important thing to revisit here is those markets are fundamentally lab-based, not currently served by a rapid, handheld, point-of-need device. So, when you look at the opportunity that we have in front of us with Firefly, you can quite easily draw the line that with only a fraction of the market of lab-based moving out to point of need, we have a tremendous opportunity in front of us.

In addition through our actions in December, we have access, through our new medical device in the temperature monitoring market, which has been estimated to reach $1 billion by 2020. And when you peel back how that market is built up, the fastest growing market is in the infrared non-contact thermometry. And with our product, which we believe will be a leader in that space, we have a great product with large margins and great platform to achieve success and growth in that market.

Looking at our management team, you have Lyle and I here on the phone with you as well as Allison, and we have a very experienced management team. You'll see that we brought on Gary O'Hara, the CTO of Thermomedics, and I'll speak a little bit more about Thermomedics and the Caregiver, which will highlight some of Gary's great experience.

Together with our board of advisors and board of directors, we have a very deep and experienced team with both strong technical and scientific experience, with significant public company experience, as well as the business development relationships and expertise, both in government and commercial markets that will allow us to continue to take the products that we have, taking them to market, and be able to capitalize on the large market opportunities in front of us.

Moving on to our customers and our partners. This is a slide that I like to pause on to fully appreciate what we have been able to accomplish over the course of the past two years. When you look at this lineup, you'll see not just federal, state and local governments, large commercial integrators, healthcare product distributors, as well as a long list of other impressive S&P 500 and Dow component companies.

It starts with our long history with the Department of Homeland Security and the $30 million contract that we were awarded to develop our first product, M-BAND. But as you look as you look at the very recent past, in the past two years of revenue that we've recorded, that revenue comes from Department of Defense, Department of Homeland Security, and from Boeing. So, you look at what we are building on as we move forward here in 2016 and to 2017 with our intellectual property platform, with our experienced management team, and with this growing list of customers and partners as well as those that we have on board that we're not in the position to discuss or disclose. We're well positioned to execute on our plan.

Having said that, what I would like to do now is hand over the call to Lyle to take a deeper dive and talk to you about where we are and where we're going with this product platform. Lyle?

Lyle Probst: Thank you, Bill. It's a pleasure to speak with those who are able to listen in this morning, and good morning to you.

First, getting in to the technology that we developed here at PositiveID, the foundation of what we began with the development of the M-BAND automated bio-threat detection platform. And we developed this over a - about a six-year period of time through a contract with the Department of Homeland Security. And what the system is, it's a stand-alone, autonomous system that collects air, collects samples, and monitors them, tests them for the presence or absence of a potential biological threat or biological weapon.

It runs for 30 days unattended. It looks for a whole list of organisms, which I won't go into here. And it runs for 30 days unattended, it just reports the results out autonomously; it's monitoring itself, letting us know where it's at. This system requires a monthly replenishment of reagents that, is what we, at PositiveID, would continue to support with this system. We have licensed the instrument to the Boeing Company for a $2.5 million license fee in 2013 where they have exclusive manufacturing distribution rights in North America, and PositiveID maintains the exclusive right to supply the monthly reagents and support the platform.

The system has been tested in multiple areas. It's been indoors and outdoors. It was in Boston for over a year, several units were shipped into the UK and tested. And most recently, this last year, we sent a unit to Korea where we're testing it under the Department of Defense JUPITR Program where we were under contract with United Technologies Corporation. And it's been tested multiple times in government laboratories. All this testing has shown that the instrument runs as is designed to detect the pathogens of interest and it does exactly what we designed it to do, to run autonomously for 30 days, monitoring air samples on a 24/7 basis without anybody having to go out and touch the instrument.

During the development of this system, we made several technological breakthroughs in using TaqMan, or real-time PCR sample preparation, because a sample coming into the device, will have a lot of clutter or environment debris in it and we have to be able to remove that, isolate the organism we're looking at, or looking for, and be able to detect it. That is a difficult process and one that we've become experts in. And we have several patents issued to us around those technologies.

What we have done since developing this system and deploying it and what we've learned, we began the development of the Firefly diagnostic, or Firefly Dx handheld platform, and we've taken the same capabilities that we use in the M-BAND platform and we've made them down to be smaller, less expensive, faster running; all of the things you want to do when developing a new type of technology or device.

What the Firefly Dx is, it's a handheld unit that uses a disposable cartridge which contains the test, or the assay, for the disease or organisms which are being tested for. The platform, the Firefly Dx handheld platform, is - we'd like to say an agnostic platform.

It will test for whatever is in the cartridge. So, there are multiple biothreat scenarios in which this could be used. It could be used for bio-defense, for potential weapons to be tested. It can be used in clinical diagnostics. A common example that I use is influenza; we have an outbreak every year of influenza and the diagnosis of it often takes quite a while because it requires institutions and laboratories to be able to do that where the influenza outbreaks usually begin and occur in remote areas where the infrastructure doesn't exist. A device such as the Firefly Dx changes all of that.

Being able to detect earlier and further out into the field would reduce the effect of any types of an outbreak, whether it's an influenza or, more recently as we saw little over year ago, the Ebola outbreak in Africa. To use that as an example, to have the capability available then to test further out in the field with the handheld device, it would have been much simpler and more effective to identify those who were affected by the Ebola outbreak and be able to quarantine them earlier, and thereby, be able to reduce the spread of the disease and also to treat those earlier who've been affected by it. That's one of the main drivers that we have in developing this platform is to be able to get the capabilities out where they need to be, out where they don't exist.

So far on the platform, the Firefly platform, we have imported multiple different types of test or assays onto it, and you'll see on the slide there's a list of the few of them, some of the antibiotic resistant strains, such as MRSA and MSSA. We have assays for C. diff., E. coli, influenza, and then a whole list of potential biological weapons, such as anthracis and pestis, being the plague, that we have imported onto our system and shown that we're able to detect these organisms within a 30-minute period of time.

That period of time is significantly faster than what laboratories can do, but the main thing to point out not only is it faster but it does - this detection it maintains the same level, same quality, of diagnostics that are performed in the lab. In designing the Firefly Dx, we, early on, we made it an objective that the end-product needed to have the same detection level as what's done in a laboratory. The reason for this is if you're going to go out into the field and test samples, you need to have the same confidence in the results that you get in the laboratory. If one needs to take an additional sample in the field and take it back to the laboratory to confirm the results of the field unit, it kind of defeats purpose of having a fieldable unit in the first place.

Our objectives were to make this system small, handheld, easy to use and not compromise on the quality of results. As far as the ease of use, you'll see in the picture there, there's one large button on it. That's what it takes to operate the instrument. Once the sample is inserted into the cartridge and the cartridge is placed in the Firefly Dx handheld unit, pressing the button begins the process and runs it through to completion.

It does the same process as in the airborne system where it has to purify the sample, take out any clutter that may be in there that may inhibit the process, and then it runs the PCR test, which we use the industry gold standard of real time PCR, and then it shows the results on the screen.

The results that come out of that, again, are identical to those that are performed on a commercial, standard piece of laboratory equipment. The whole process, our objective is to have everything running within under 30 minutes. To compare that to a laboratory process, laboratory processes running in parallel on the same samples can take anywhere from 2-1/2 to 4-hours to complete the same thing.

As far as the partners we have and we have been working with, we have agreements in place, a Space Act Agreement in place with NASA. We have a Cooperative Research and Development Agreement in place with USSOCOM, and we have also been under contract with the Department of Homeland Security on their SenseNet program, which is a program that, looking out the next five years, would be used similar to how the BioWatch Program works now to monitor for biological weapons.

Bill has already spoken on what the global PCR market looks like, that looking at the $20 billon market, and as he mentioned, that's just for laboratory-based equipment. This system, having the capability to be out in the field, we believe, would be a significantly large market for this. Being able to test out in the field is important and there is a great need for it, as we've discussed with our customers and partners. And one of the recent acquisitions that we just did of E-N-G mobile technology vehicles ties into that very well. E-N-G is a company that designs in- field specialty vehicles for communications purposes and for laboratory purposes.

The combination of PositiveID with our team of biologists and scientists and the engineers here and at E-N-G combines to be able to provide a full solution to the customers. Go back to the Ebola example; had there been laboratories ready to deploy during that crisis, the results of that crisis would have been much smaller, because anytime there's any type of an outbreak or a situation where you want to monitor for either a potential weapon or an outbreak, you need to have infrastructure. It requires laboratories to be there close by and to be able to test samples and monitor the air and the environment.

That combined with something such as the Firefly Dx, provides a whole solution because there are command centers that would be needed for the communications of all the personnel, there's laboratories that would meet the biosafety level requirements for what they're testing that could be deployed, and the equipment that goes out and be able to test it. So, there's a strong synergy bringing that company into PositiveID.

Now, personally I've been associated, or have been aware of and worked with E-N-G over the last 10 years, as I worked with them to design the mobile laboratory when I was at Lawrence Livermore Laboratory about 10 years ago, and have stayed in contact with them and know of the superiority of the products that they produce. To date, E-N-G, looking over last 10 years, they average a little over $4 million a year in revenues and that's with gross margins of about 35%.

There's a strong pipeline of opportunities and they've been working close to capacity or at capacity for several years to meet the demands for the communications vehicles in the growing market of mobile laboratories. Over the last several years, mobile laboratories has been the fastest growing segment of E-N-G's business. That includes chemical labs, biological labs, nuclear radiological explosive testing labs for field- use purposes, and E-N-G has shipped multiple units worldwide to multiple countries and for many different governments, as well as the US government.

Having PositiveID's, our bio-detection capabilities and expertise, combined with E-N-G's mobile capabilities, it creates a turnkey mobile lab system where we can conduct analysis pretty much anywhere in the world to be able to deploy these systems and have them on the ground where they're needed at any time. Also we added to our portfolio recently with the acquisition of the Caregiver, and to add to that, I will turn time back over to Bill Caragol to discuss the Caregiver thermometer and how that fits into the bigger picture of PositiveID.

William Caragol: Thanks, Lyle. As you can probably tell from listening to both of us, we're very excited about these two acquisitions and additions to the PositiveID family. In looking at Caregiver, what we have is the first of its kind, FDA cleared for clinical use, non-contact thermometer. Our non-contact thermometer uses infrared. So, it has no touch and no consumable.

It takes a patient's temperature in under 2 seconds, faster than industry standards. By being no-touch, not touching the patient, it reduces the risk of infection and cross contamination, and by having no consumables, no probe covers that go on the typical oral predictive or tympanic thermometer, it saves money as those probe covers can cost a nickel to a dime, which is a cost each and every time a thermometer is used in a doctor's office or in a hospital, which, as you can imagine, adds up and escalates quite quickly.

Thermomedics, the company that created Caregiver, has a very strong history and track record. It includes the inventor, now our CTO, who is the inventor of the first tympanic thermometer, and coming with that team is the Senior Vice President, who built the sales of that company under the first tympanic, which is also an infrared device. So, we have key members who are very experienced in bringing an infrared thermometry product to market, and we think by moving into the non-contact space, which with what we believed is the better and best mousetrap, we are very well positioned in what is, as I discussed before, the fastest growing section, or sector, within the thermometry market.

This acquisition brings us great synergies also. If you just think back to Firefly and you think about the commercial medical sales channel that Caregiver and the Thermomedics' guys have built with commercial medical distribution companies of great significance, the large national distribution chains, as well as the regulatory experience of taking this product through FDA 510k.

We bring together a very strong team that helps us across our entire platform and when you look at the gross margins of Caregiver in excess of 80%, we're well positioned with growth to be able to drive not just strong revenues, but strong profit and cash flows, which is a good setup to speak to you about our historical, as well as go-forward, financials.

As I mentioned earlier, and I'm up to slide 12 now; between 2014 for the full year of revenue and the first nine months of 2015 - through 2015, what we saw is revenue close to triple to where the revenue for the nine months ending September 30th was just below $2.7 million, so tracking towards the $3 million mark. In addition, what you have seen over the course of the past two years is shrinking operating losses, as we are still investing in R&D in bringing Firefly to market, we continue to have a burn significantly dominated by that R&D, but what you have seen over the course of the past two years and what you have seen going forward with the addition of E-N-G mobile systems and Thermomedics is that as operating profits from those product lines and subsidiaries increase, that will mitigate and continue to decrease our total operating loss.

Taking a peek down at the balance sheet, you'll see that we maintain adequate cash on-hand to operate our business. And I guess an important highlight I would make as it relates to our balance sheet; this is as of our last 10-Q as of September 30th and with the two acquisitions that we made in December, by year-end, our year-end balance sheet, we will have significantly changed the look of our balance sheet. So, I would just advise shareholders to look for that 10-K in March and, importantly before then, we will be filing with the SEC audited financial statements historical for both of the subsidiaries so that everybody has an opportunity to take a further look and dive into what we saw as we were going through the analysis and due diligence process.

As I said, with a great platform built in 2015, we put ourselves in a position to continue to execute against our strategy and to be able to drive continued improved results as we move into 2016. So, building on that approximate $3 million in revenue of 2015, it is our target in 2016 to deliver revenue, and recognize revenue, of between $5 million to $6 million. Our target is to continue to improve on our overall operations, which leads to operating profits at the subsidiary level and the decrease in the consolidated burn, or operating loss.

We will continue to strive to meet those goals and what you would expect to see is in our underlying reporting of results, again, continued improvement on the bottom-line on an operating basis, which will decrease, or mitigate the amount of R&D we're spending in developing the important Firefly product and bringing it to market, which will lead us to our target of being cash-flow - hitting the point of cash-flow profitability from operations on a consolidated basis during next year, 2017.

Moving ahead to our capitalization, you'll see our cap table and our cap structure is predominantly denominated at the diluted level in common and preferred shares. We have common shares outstanding of 444 million and a diluted share count of 566 million. In addition, you'll see from a financing standpoint, a convertible debt balance as of our last Q at 09/30 that was at $4.7 million and what I would also remind people is that doesn't reflect what we did in the fourth quarter up to December, which included the financing of the two acquisitions we did. So, that number will be updated as we move forward here to our year-end 10-K in our full balance sheet reporting.

Having gone through our business, walking you through the tremendous accomplishments we made in 2015, I hope that we've shed some light on who PositiveID is today and what tremendous opportunities we have in front of us as we look in 2016/2017 and beyond. We took Firefly from a design to full prototype on the bench during this past year. That has positioned us well to productize Firefly in 2016.

In December, we made two exciting and synergistic acquisitions, so that we could grow our platform, our product offerings, our customer-base. We tripled our revenue, and we set ourselves up for ambitious goals in 2016 and 2017. I would highlight those goals as being the completion of the Firefly to be able to bring it to market and commercialization in 2017, delivering on our revenue growth both organic as well as the synergistic acquisition revenue growth in 2016 and into 2017, allowing us to deliver on our 2016 revenue target of $5 million to $6 million, with improved cash flow and profitability during that period of time, leading to our goal of cash-flow positive from operations making that turn in 2017.

We believe that 2016 will be another very good year for us. It is our intention to make it better than 2015 and I will tell you on behalf of myself, Lyle, Allison and the entire team, we are very keenly focused on continuing to deliver results at PositiveID. So, with that said I turn it to - I'm not sure if I'm turning it back over to Andrea or to Allison to go through any of the Q&A that may have been entered.

Q&A

Allison Tomek: Thank you, Bill. The first question comes from Howard Halpern from Taglich Brothers and his question is whether E-N-G operates the Mobile Labs globally or if the Mobile Labs are designed and then sold to end-users who then operate the labs?

Lyle Probst: Yes, so this is Lyle Probst. To answer that question the labs are not operated by E-N-G or by PositiveID. They are manufactured for specific customers to meet their needs, and we work with them to design laboratories to the capabilities which they require and that's where our strengths come from – the unity of the PositiveID scientific engineering team with the engineering team at E-N-G, as we are the only company that will be able to offer that level of expertise in the design of these types of laboratories for the different customers.

Allison Tomek: Thank you. We also have a follow-up from Howard, which is what is our growth plan for the E-N-G business?

Lyle Probst: So, E-N-G has seen the biggest growth over the last four or five years in the Mobile Laboratory space. They have continued to maintain the communication vehicles and the growth in that area, but the lab aspect of it has come up to equal the growth in the communications and command centers. We fully expect that the growth of the Mobile Lab area is going to continue.

We expect to see significant growth this year in the Mobile Labs, especially since bringing these two teams together and the capabilities to design even better labs than have been done to date, and to be able to complete those quickly and to have a better outreach to the different customer bases that we have. So, we expect a significant growth rate in the mobile lab area over this year, and even more so in 2017, we see that as the largest opportunity for the E-N-G product line.

Allison Tomek: Thank you, Lyle. The next line of questioning is about Caregiver. Caregiver, there are competing technologies, how will we set this device apart from others on the market using infrared thermometry and how specifically will this acquisition benefit PositiveID?

William Caragol: So, let me split that question into two. When you look at how our product has been designed and how we compete in the field of infrared non-contact thermometry, you'll have home-use thermometers, which are far less precise and are not equipped to be put in to doctors’ offices and hospitals. So, when you peel that away and look at the devices and products that we'll compete against in that non-contact space, we believe that we are the only true non-contact thermometer not used as rub against the forehead and not requiring a significant user process or protocol.

You just point it at the forehead, push the button, and you'll have the temperature in under two seconds. We believe that what we will continue to see, which we have seen over the course of the 18 months, is that as these thermometers get in to the hands of the nurses and technicians in hospitals and into doctors’ offices, they will continue to choose ours because it is the best performing device in the field.

We think that, based on what we've seen over the course of the launch of the product in over the past 18 months and the feedback we get from customers as well as distribution channeling and other commercial partners, that we do have the product that is going to be able to be a major mover in the space.

When it comes to how does that make PositiveID better, when you look at, again, back to the synergies I discussed and where we're going with Firefly, which has a large medical and clinical opportunity, as well as what we've talked about earlier a very large market opportunity through both the sales and distribution channels that we currently have and continue to build as well as the regulatory expertise and overall technical and scientific expertise.

We have both broadened our team across all of those fronts as well as broadened our product portfolio, giving it strength and diversity as we continue to move forward here in 2016 and into 2017.

Allison Tomek: We've also received several questions regarding Firefly; when do we expect Firefly to be available for field testing, and then, thereafter, commercial sales and what kind of growth do we see with that product?

William Caragol: Lyle, let me touch on this first, because I think we did discuss that and I want to be sensitive to our customer-base, but when we talked about our goals for 2016 and 2017 we talked about the productization of Firefly in 2016, which is taking the successful fully integrated prototype that we built on the bench and working it to a field testable unit during 2016, which allows us to, in 2017, work through the FDA and commercialization of the product to commercial sales.

We do not intend at this time, based on the sensitivities to our customers and partners, to put out specific dates, but I think those are very important targets and guidelines that we are operating to here, and measuring ourselves internally, and I think it's fair for those who are following and watching to look at and to hold us to overtime.

Allison Tomek: And another question on the applications for Firefly; have we considered using Firefly in the service industry, specifically restaurants, after the various outbreaks at restaurants?

Lyle Probst: Yes, so there are several different industries and markets that Firefly applies to because the platform is an agnostic platform. The different sample types will require the different cartridges, which are unique to what you're testing for. That is a potential market for this type of device. Our initial market where we see the greatest need and potential, just like in the clinical diagnostics, is the defense market initially and then looking out into agricultural and then the food markets would come shortly thereafter.

Allison Tomek: Thank you. Our next line of questioning, I had a number of questions related to financing, capital structure and stock price, and investors are asking what our expectations are to raise capital to fund the business this year and on a go-forward basis?

William Caragol: Thank you, Allison, and I want to thank everybody for all of these great questions. I think it's important to look at where we are today and where we expect to be over 2016 and 2017 by accomplishing what we did by taking the Firefly from design to a full prototype bench-top device over the course of the year, which was done with a significant amount of R&D investment as well as an incredibly brilliant team as well as the acquisitions that we did in December.

What we're going to see over the course of 2016 is significantly increased revenue and, as I talked about, increased operating profits. What those increased operating profits at the business unit level do is they mitigate the R&D, it brings our overall spending and burn down and will continue to do so at an increasing amount over the course of this year with our goal of being profitable, turning the corner to profitability, no longer being in a net bottom-line burn position during 2017.

What that allows us to do is to have both a target and a process to get from being neutral R&D burn to profitability and no more burn, or eliminating our need to go to capital markets for continued financing. As it relates to our stock price, as you know, we can't control our stock price. What we can control is what we do on a day-in and day-out basis with our team across all of our divisions, with our partners, and we will continue to execute and we will continue to drive results.

And we believe that by continuing to do that with the team that we have with the patent portfolio and platform that we have, from the incredible market opportunity, we will deliver results and with delivering results, our stock price will reflect that value and will begin to reflect that value I hope as soon as possible. And just so that all of our shareholders know, we are focused day-in and day-out on executing so we can deliver on that promise.

Allison Tomek: Thank you. I've also received a couple of questions regarding our M&A outlook following the two acquisitions at the end of this past year; what are our expectations for 2016 and do we intend to pursue additional acquisitions?

William Caragol: Thank you, Allison. We are extremely pleased with the two acquisitions we made in December, and I will tell you that both of these companies - Lyle described to you, that he has known E-N-G for 10 years-plus, so that's an example not just of a great synergistic acquisition, but one that comes with a strong relationship, and therefore, strong knowledge of the quality of the company that we're acquiring.

Similarly, we had been around and been introduced and worked around Thermomedics for a significant period of time before making that acquisition. In addition, we've looked at a lot of other opportunities that have been brought to us over the course of the past two years. So, we were very careful in selecting and making sure the acquisitions we made here at the end of 2015, coming in to 2016, were synergistic and were strong that we did everything we can to make sure that we set ourselves up to be successful.

What comes next is the thoughtful and tactical integration of those acquisitions into our operations, which we are focused on right now, and I will tell you, through the initial period on both fronts have been making great strides. When we are satisfied that we have properly and effectively integrated the operations of those two companies, we will continue to look and evaluate other growth opportunities through acquisitions.

The core to our strategy is about synergistic and organic growth and our number one focus of bringing Firefly to market, but when the time is right we will continue to evaluate good strategic and synergistic acquisitions that add to our platform.

Allison Tomek: Thank you, Bill. And our last question is related to the projections that the company has made and how achievable those projections are in the company’s being able to be a leader in the field of biodetection, also if you could add what the company's plans are to ensure its sustainability for the future and its positioning versus its competitors.

William Caragol: Well, I think that wraps a lot of things together, and I think the very heart of it is what we've accomplished to date and where we're going for Firefly, so, Lyle, I'd like you to take that one.

Lyle Probst: Sure. For where we're going and, especially on the - our focus on the Firefly front; as we've discussed, we have a strong background in bio-detection and we have several patents, a strong portfolio of patents related to that that we are now applying to the Firefly platform. And as we mentioned earlier, we've taken our design into an operational bench prototype that we're having exceptional results come out of.

Adding E-N-G and the Caregiver to our portfolio only strengthens our position, both in the government sector and in the larger global market that we're looking at and penetrating into new markets. We see that we will have significant growth in all of these fronts. We haven't backed off from the Firefly; we are very focused on its development, and plan to have units into first responders’ hands for testing later this year. We are on track for that.

And once we go into productization of that in 2017, as Bill mentioned, that's where we see the most growth coming to PositiveID. And it's an exciting time for us; these acquisitions have only helped us and will bolster us even more and it's very synergistic to what we're doing and, indeed, our mission. So, from my perspective, the future for us and the growth for us and our technology growth is all very exciting and very positive.

So, thank you, Allison, for the questions and those who were able to listen in.

William Caragol: Yes, Allison, I would just add that I want to thank everybody for joining us this morning. As you've heard from us, we are very excited about what we have accomplished in 2015. And more so, we're extremely excited about what we're prepared to deliver in 2016 and 2017. So, I hope you'll keep watching, we'll keep executing. And we look forward to our next update.

Thank you.

Allison Tomek: Thank you, Bill and Lyle. Andrea, that completes our prepared remarks and Q&A.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may now disconnect. Everyone have a great day.